Exhibit 12(e)2

MISSISSIPPI POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2010 and the year to date September 30, 2011

											Nine
											Months
											Ended
	Year ended December 31,										September 30,
		2006		2007		2008		2009		2010		2011
	--------------------------------------Thousands of Dollars--------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$131,840		$137,594		$136,042		$136,914		$128,225		$117,541
Interest expense, net of amounts capitalized		18,640		18,158		17,979		22,940		22,341		15,401
Interest component of rental expense (a)		30,306		30,386		31,139		30,279		30,089		22,172
AFUDC - Debt funds		0		12		229		117		2,903		4,832
Earnings as defined		$180,786		$186,150		$185,389		$190,250		$183,558		$159,946

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$11,808		$12,440		$15,467		$20,620		$21,795		$17,376
Interest capitalized as a regulatory asset		10,567		0		0		0		0		0
Interest on affiliated loans		3,881		4,095		730		47		33		14
Interest on interim obligations		1,425		0		0		0		0		0
Amort of debt disc, premium and expense, net		1,061		1,055		1,204		1,399		1,624		1,403
Other interest charges		465		580		807		991		1,792		1,745
Interest component of rental expense (a)		30,306		30,386		31,139		30,279		30,089		22,172
Fixed charges as defined		59,513		48,556		49,347		53,336		55,333		42,710
Tax deductible preferred dividends		192		192		192		192		192		144
		59,705		48,748		49,539		53,528		55,525		42,854
Non-tax deductible preferred dividends		1,541		1,541		1,541		1,541		1,541		1,155
Ratio of net income before taxes to net income	x	1.574	x	1.604	x	1.551	x	1.579	x	1.565	x	1.484
Preferred dividend requirements before income taxes		2,426		2,472		2,390		2,433		2,412		1,714
Fixed charges plus preferred dividend requirements		$62,131		$51,220		$51,929		$55,961		$57,937		$44,568

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		2.91		3.63		3.57		3.40		3.17		3.59

(a) Includes the interest component of rentals where determinable plus one-third of remaining rental expense.